Exhibit 99.1

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Completes Previously Announced Purchase of Partnerships in Care for Approximately $662 million

Increases Guidance for 2014 Adjusted Earnings to a Range of $1.44 to 1.46 per Diluted Share Including Expected Transaction Accretion of $0.17 to $0.18 per Diluted Share

FRANKLIN, Tenn. – July 2, 2014 – Acadia Healthcare Company, Inc. (NASDAQ: ACHC) announced that yesterday it completed the previously announced acquisition of Partnerships in Care (PiC) for approximately $662 million in cash. PiC is the second largest independent provider of inpatient behavioral healthcare services in the United Kingdom, operating 23 inpatient psychiatric facilities with over 1,200 beds. For 2013, PiC produced revenue of approximately $285 million and adjusted EBITDA of approximately $75 million. Acadia expects that the transaction will be accretive to its 2014 earnings in a range of $0.17 to $0.18 per diluted share, before transaction-related expenses.

Joey Jacobs, Chairman and Chief Executive Officer of Acadia, commented, “We are very pleased to enter the U.K. market for inpatient behavioral care with such a high quality provider and well-established market leader as PiC. We continue to believe that favorable market dynamics in the U.K. present a significant opportunity for accretive growth. With PiC’s strong management team, supported by Acadia’s experienced organization and access to capital, we are confident that we are well positioned to achieve our expectations for growth in the U.K., both organically and through additional acquisitions.”

The purchase was financed through a combination of equity and long-term debt. On June 17, 2014, Acadia closed an underwritten public offering of its common stock, which provided net proceeds to the Company of approximately $374 million. On July 1, 2014, Acadia closed a private offering of $300 million in aggregate principal amount of its 5.125% senior unsecured notes due 2022 pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended.

Brent Turner, President of Acadia, added, “As demonstrated by the successful completion of these offerings, Acadia’s long-term growth continues to be supported by its access to capital. While we are focused on the seamless integration of PiC into Acadia’s operations, we continue to evaluate additional opportunities in the U.S and U.K. to expand through acquisition. We believe we have the financial flexibility and strength to finance additional transactions. We expect our net cash flow from operations will be strengthened by increased margins and a lower consolidated income tax rate resulting from the integration of PiC’s operations into Acadia’s. We also have approximately $175 million in availability under our revolving credit facility.”

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ACHC Completes Purchase of Partnerships in Care

July 2, 2014

Based primarily on the impact of the PiC acquisition, Acadia today raised its guidance for 2014 adjusted earnings per diluted share to a range of $1.44 to $1.46. The Company’s guidance does not include the impact of any future acquisitions or transaction-related expenses.

Risk Factors

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) Acadia’s ability to complete acquisitions and successfully integrate the operations of acquired facilities, including the PiC facilities; (ii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iii) potential reductions in payments received by Acadia from the government and third-party payors; (iv) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; and (v) potential operating difficulties, client preferences, changes in competition and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategy. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 75 behavioral healthcare facilities with more than 5,500 licensed beds in 24 states, the United Kingdom and Puerto Rico. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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